EXHIBIT 99.1

[SOUTHERN MICHIGAN BANCORP, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE
CONTACT: JOHN H. CASTLE
(517) 279-5500

SOUTHERN MICHIGAN BANCORP, INC. REPORTS THIRD QUARTER EARNINGS

Coldwater, Michigan, November 3, 2004: Southern Michigan Bancorp, Inc. (OTCBB: SOMC) reported third quarter net income of $920,000, or $.50 per share, up $116,000 as compared to net income of $804,000, or $.44 per share in the third quarter of 2003. The results represent a 14.4% increase in net income from the third quarter of 2003.

Net income was $2,641,000, or $1.44 per share in the first nine months of 2004, compared to net income of $2,461,000, or $1.34 per share in the first nine months of 2003. This represents an increase of 7.3% in net income for the first nine months of 2004. The returns on average assets and average equity during the first nine months of 2004 were 1.12% and 13.17%, respectively.

Southern Michigan Bancorp, Inc. is a holding company and parent company of Southern Michigan Bank and Trust. Southern Michigan Bank & Trust operates 10 offices throughout southern Michigan. For more information, please visit our website, www.smb-t.com.